EXHIBIT 99.1
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Celanese Resolves Legacy Items
Settles Lawsuit and Announces Intent to Divest Interest in Certain Site Services Ventures
Dallas, June 13, 2008 - Celanese Corporation (NYSE: CE) today announced actions to resolve certain legacy items. The company entered into a settlement agreement with the plaintiffs in the consolidated proceeding styled In re Polyester Staple Antitrust Litigation, MDL 1516, previously disclosed in the company’s periodic reports filed pursuant to the Securities Exchange Act of 1934. Pursuant to the settlement agreement, the plaintiffs have dismissed their claims in consideration of a payment by the company of $107 million. The litigation related to sales by the polyester staple fibers business, which Hoechst AG sold to KoSa, Inc. in 1998. In 1999, Celanese was demerged from Hoechst. This settlement resolves a substantial portion of the company’s potential exposure with respect to sales of polyester staple fiber. Additional terms were not disclosed.
The company also announced its intent to divest its ownership interest in several legacy Infraserv investments where Celanese no longer has manufacturing operations. The Infraserv investments, located in Knapsack, Gendorf, and Wiesbaden, Germany, own and develop industrial parks and provide on-site general and administrative support to tenants. These businesses contributed a total of approximately $9 million in pre-tax earnings to Celanese in 2007.
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Contacts:

Investor Relations	Media
Mark Oberle	Jeremy Neuhart
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
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